Exhibit 99.1

Molson Coors Announces Revitalization Plan and Reports 2019 Third Quarter Results

Net Sales Revenue Decreased 3.2% Reported and 2.0% in Constant Currency

U.S. GAAP Net Loss of $403 million Driven by Canadian Goodwill Impairment Charge

Underlying EBITDA of $703 million Decreased 5.6% in Constant Currency

EPS (U.S. GAAP) of $(1.86), and Underlying EPS (Non-GAAP) of $1.48 Decreased 19.6%

DENVER & MONTREAL--(BUSINESS WIRE)--October 30, 2019--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2019 third quarter and is also announcing a new revitalization plan intended to achieve consistent top-line growth by improving efficiency and unlocking resources to reinvest in the business. The strategy, as detailed below, will be further discussed on the quarterly earnings call by new Molson Coors president and chief executive officer, Gavin Hattersley, including information on reinvestment plans, organizational structure, and impact on guidance.

"Our business is at an inflection point. We can continue down the path we’ve been on for several years now, or we can make the significant and difficult changes necessary to get back on the right track,” said Hattersley. “Our revitalization plan is designed to streamline the company, move faster, and free up resources to invest in our brands and our capabilities. Through it, we will create a brighter future for Molson Coors.”

The plan aims to revitalize Molson Coors, achieving consistent topline growth by enabling us to: 1) Invest in iconic brands as well as opportunities to grow in the above premium space, 2) Expand beyond beer without having to sacrifice support for larger brands in the company’s portfolio and 3) Create new digital competencies for commercial functions, system capabilities for supply chain and capabilities for employees. To make this possible, Molson Coors plans to unlock significant resources by eliminating duplication, shedding what’s not working and restructuring the organization to better succeed in today’s competitive, fast-paced environment.”

Revitalization Plan

FUELING FUTURE GROWTH

This revitalization plan is designed to allow Molson Coors to invest across its portfolio at the level necessary to drive long-term, sustainable success.

Investing in the core, growing above premium and expanding beyond beer

Molson Coors has shown it can improve the performance of its iconic brands and can stabilize brand performance and position for sustainable growth – by accelerating investments behind the largest brands in its portfolio, by focusing on recruitment especially of new legal age drinking consumers, by driving relevance with breakthrough marketing, and by innovating on core brands to attract legal age drinkers. The company will invest significantly in Above Premium, the fastest growing area of the beer industry, with added investment in existing brands, new innovations and possibly through bolt-on acquisitions where there is a strong business case. After launching two portfolio firsts in 2019, a canned wine and a hard coffee, Molson Coors will continue to invest more in whitespace opportunities and in growth spaces beyond the beer category.

The company will also put a greater focus on bringing new beverages to market faster and with more precision. This includes expanding the model that has reduced the time it takes to bring innovations to market from 18 months to as little as four months in the U.S. and expanding a “test and learn” approach that evaluates market potential for products and then quickly scales up.

Investing in capabilities, systems and people

As part of the revitalization plan, the company will also invest in improving its digital capabilities, expanding data resources and building out innovation systems. This will better enable precision marketing and improve e-commerce abilities. New investments in leadership and growth opportunities for employees will help build an inclusive culture and diverse workforce.

Separately, Molson Coors will continue its ongoing efforts to modernize its brewery footprint and will also invest several hundred million dollars to modernize its brewery in Golden, CO. These plans will allow for more flexible capacity to better meet demand and fulfill future growth opportunities, while increasing supply chain efficiency. The company is not using the cost savings generated from the revitalization plan to make this previously planned brewery investment possible.

“For nearly 150 years we have brewed great beers in Colorado, and we will continue to brew great beers in Colorado for hundreds of years to come,” said Hattersley “This investment will modernize the brewery to allow for more flexibility, enable us to move with pace and deliver new products to meet changing consumer preferences.”

STREAMLINING TO ENABLE GROWTH

To make the new investments possible, Molson Coors plans to unlock approximately $150 million in savings by simplifying its structure. The company will move from a corporate center and four business units (MillerCoors in the U.S., Molson Coors Canada, Molson Coors Europe and Molson Coors International) to two streamlined business units – North America and Europe.

The North America business unit will consolidate the United States, Canada and corporate center, enabling the company to move much more quickly with an integrated portfolio strategy. The Europe business unit will be structured to allow for standalone operations, developed and supported by a European-based team, including a local leadership, commercial, supply chain and support functions. The existing Molson Coors International team will be reconstituted to more effectively grow the company’s global brands – with the Latin America business reporting into the North America business unit and Africa and Asia Pacific reporting into the European business unit. The change in structure to two business units will not be effective until January 2020 and therefore the resulting financial reporting changes will not be reflected until our first quarter of 2020 results.

Reduced office footprint

To further drive efficiency and enable growth, Molson Coors is consolidating and reorganizing office locations. The Denver office will be closed and Chicago will be designated as the North American operational headquarters. Functional support roles currently housed in several offices around the country will now be based in Milwaukee, Wisconsin.

As a result, we expect to reduce employment levels by approximately 400 to 500 employees as part of this restructuring, primarily in our existing United States, Canada and International reporting segments, as well as Corporate.

In connection with these consolidation activities and related organizational and personnel changes, which were determined and initiated on October 28, 2019, the company currently expects to incur certain cash and non-cash restructuring charges related to employee relocation, severance, retention and transition costs, non-cash asset related costs, lease exit costs in connection with office leases in Denver, Colorado, and other transition activities estimated in the range of approximately $120 million to $180 million in the aggregate, the majority of which will be cash charges that will be spread through the balance of this fiscal year and fiscal years 2020 and 2021. The consolidation activities are expected to be substantially completed by the end of fiscal year 2021. Costs related to these restructuring activities are expected to be recorded as special items within our financial results beginning in the fourth quarter of 2019.

New senior leadership

The company will also consolidate the Global, MillerCoors, Canadian, and MCI leadership teams into one team to streamline decision making. Hattersley’s new Leadership Team will assume their roles effective November 1.

  Adam Collins, Chief Communications and Corporate Affairs Officer
  Simon Cox, President and CEO of Molson Coors Europe
  Kevin Doyle, President of U.S. Sales
  Brian Erhardt, Chief Supply Chain Officer
  Rahul Goyal, Chief Strategy Officer
  Tracey Joubert, Chief Financial Officer
  Fred Landtmeters, President of Canada
  Pete Marino, President of Emerging Growth
  Dave Osswald, Chief People and Diversity Officer
  Lee Reichert, Chief Legal and Government Affairs Officer
  Michelle St. Jacques, Chief Marketing Officer

As Molson Coors moves to a North America and Europe structure, there will no longer be a President of the U.S. business.

Changing Company Name to Molson Coors Beverage Company

The company will also change its name to Molson Coors Beverage Company to better reflect its strategic intent to expand beyond beer and into other growth adjacencies. The company will legally change its name starting in January 2020.

Consolidated Performance - Third Quarter 2019

	Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2019	September 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,841.6	$2,934.2	(3.2)%	$(33.2)	(2.0)%
U.S. GAAP Net income (loss)(1)	$(402.8)	$338.3	N/M
Per diluted share	$(1.86)	$1.56	N/M
Underlying (Non-GAAP) Net income (loss)(2)	$321.2	$398.5	(19.4)%
Per diluted share	$1.48	$1.84	(19.6)%
Underlying EBITDA (Non-GAAP)(2)	$702.6	$756.7	(7.1)%	$(11.6)	(5.6)%

N/M = Not meaningful
	Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2019	September 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$8,093.2	$8,350.9	(3.1)%	$(122.3)	(1.6)%
U.S. GAAP Net income (loss)(1)	$78.0	$1,040.5	(92.5)%
Per diluted share	$0.36	$4.80	(92.5)%
Underlying (Non-GAAP) Net income (loss)(2)	$763.5	$908.9	(16.0)%
Per diluted share	$3.52	$4.20	(16.2)%
Underlying EBITDA (Non-GAAP)(2)	$1,800.9	$1,966.0	(8.4)%	$(23.7)	(7.2)%

(1)	Net income (loss) attributable to MCBC.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights (versus Third Quarter 2018 Results)
  Net sales: $2.8 billion, decreased by 3.2% and 2.0% in constant currency driven by volume declines, partially offset by net sales per hectoliter growth.
  Net sales per hectoliter: $113.46 on a reported financial-volume basis, increased 2.5% and net sales per hectoliter on a brand volume basis increased by 3.0% in constant currency, primarily driven by favorable net pricing in all segments and positive global mix as a result of our continued focus on premiumizing our portfolio.
  Volume: Worldwide brand volume and financial volume decreased 2.4% and 5.5%, respectively, due to declines in all segments, partially driven by challenging industry dynamics. Financial volume was further impacted by quarterly timing of customer inventory levels in the U.S. and Canada, as well lower contract brewing volume.
  Cost of goods sold (COGS) per hectoliter: on a reported basis, increased 4.1% primarily driven by inflation and global volume deleverage, partially offset by lower unrealized mark-to-market losses on our commodity positions as compared to the prior year, foreign currency movements and cost savings.
  Underlying COGS per hectoliter: increased 5.9% in constant currency primarily driven by the same factors as U.S. GAAP results excluding the impacts of the changes in unrealized mark-to-market positions and foreign currency movements.
  U.S. GAAP net income attributable to MCBC: decreased by $741.1 million to a loss of $402.8 million, largely driven by the impact of aggregate goodwill and intangible asset impairment charges of approximately $692 million primarily related to our Canada reporting unit. The decrease was also due to lower volume, inflation and cycling the favorable resolution of a vendor dispute in the U.S., partially offset by positive global pricing and mix, cost savings and lower incentive compensation, restructuring charges and marketing spend.
  Underlying net income: decreased 19.4%, primarily driven by the same factors as U.S. GAAP net income, excluding the impact of the aggregate goodwill and intangible asset impairment charges and cycling prior year restructuring charges, as well as a higher underlying effective tax rate as compared to the prior year.
  Underlying EBITDA: decreased 5.6% on a constant-currency basis, driven by the same factors as underlying net income, excluding the impacts of the higher underlying effective tax rate.
  U.S. GAAP cash from operations: net cash provided by operating activities was $1,288.2 million for the nine months ended September 30, 2019, a decrease of $503.2 million compared to the nine months ended September 30, 2018. This decrease was primarily driven by cycling the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International Business, as well as lower net income adjusted for non-cash add backs and higher cash paid for taxes, partially offset by lower interest paid during the nine months ended September 30, 2019.
  Underlying free cash flow: cash received of $884.8 million for the nine months ended September 30, 2019, represents a 13.7% decrease from cash received of $1,025.4 million for the nine months ended September 30, 2018, primarily due to lower underlying EBITDA and higher cash paid for taxes, partially offset by lower capital expenditures and lower cash paid for interest.
  Debt: Total debt at the end of the third quarter 2019 was $9.252 billion, and cash and cash equivalents totaled $410.2 million, resulting in net debt of $8.842 billion.

Business Review - Third Quarter 2019
Net Sales

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2019	September 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$1,890.5	$1,935.8	(2.3)%	$—	(2.3)%
Canada	366.3	388.9	(5.8)%	(3.5)	(4.9)%
Europe	558.0	577.9	(3.4)%	(29.6)	1.7%
International	56.5	67.0	(15.7)%	(0.1)	(15.5)%
Corporate	0.1	0.2	(50.0)%	—	(50.0)%
Eliminations(2)	(29.8)	(35.6)	16.3%	—	16.3%
Consolidated	$2,841.6	$2,934.2	(3.2)%	$(33.2)	(2.0)%

(1) See Appendix for definitions and reconciliations of non-GAAP financial measures. (2) Reflects intercompany sales that are eliminated in consolidated totals.
Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2019	September 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$348.3	$374.2	(6.9)%	$—	(6.9)%
Canada	(615.5)	77.5	N/M	9.6	N/M
Europe	77.5	96.0	(19.3)%	(4.9)	(14.2)%
International	(7.7)	(1.0)	N/M	(0.9)	N/M
Corporate	(111.2)	(136.6)	18.6%	(0.9)	19.3%
Consolidated	$(308.6)	$410.1	N/M	$2.9	N/M

N/M = Not meaningful (1) See Appendix for definitions and reconciliations of non-GAAP financial measures.
Underlying EBITDA (Non-GAAP)(1)

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2019	September 30, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$481.1	$526.1	(8.6)%	$—	(8.6)%
Canada	96.9	112.6	(13.9)%	(1.8)	(12.3)%
Europe	136.8	144.1	(5.1)%	(8.1)	0.6%
International	7.7	2.9	165.5%	(0.7)	189.7%
Corporate	(19.9)	(29.0)	31.4%	(1.0)	34.8%
Consolidated	$702.6	$756.7	(7.1)%	$(11.6)	(5.6)%

(1) See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Segment Highlights (versus Third Quarter 2018 Results)

United States Business

  Revenue: Net sales decreased 2.3% due to lower shipment volumes, partially offset by net sales per hectoliter (brand volume basis) growth of 4.3% driven by higher net pricing and positive sales mix.
  Volume: U.S. brand volume decreased 3.9%, on a trading day adjusted basis, driven by declines in the Economy and Premium Light segments while our Above Premium portfolio trends improved. Sales-to-wholesalers (STWs) volume, excluding contract brewing, decreased 6.2% driven by lower brand volume and quarterly timing of distributor inventories, as we expect brand volume and STW trends to largely converge on a full year basis.
  COGS per hectoliter increased 6.6%, driven by inflation, volume deleverage and other factors, including a substantial unanticipated increase in property tax at our Golden, Colorado brewery, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense increased 3.3% primarily driven by cycling a net benefit from the amicable resolution of a vendor dispute in the prior year, partially offset by the incremental cost reductions related to the restructuring initiated in the third quarter of 2018. MG&A also reflects the benefit of lower incentive compensation for the second consecutive year.
  U.S. pretax income decreased 6.9% from the prior year driven by lower volumes, cost inflation, and higher MG&A expenses, partially offset by higher net pricing, cycling special charges in the prior year related to restructuring, and cost savings.
  U.S. underlying EBITDA decreased 8.6% driven by the same factors as U.S. GAAP results with the exception of special charges.

Canada Business

  Revenue: Net sales decreased 5.8%, and 4.9% in constant currency, driven by volume declines, partially offset by net sales per hectoliter (brand volume basis) growth of 2.7% in constant currency, driven primarily by positive net pricing.
  Volume: Canada brand volume decreased 5.1% and financial volume decreased 8.4% in the third quarter. The decline in brand volume is driven primarily by industry declines, while financial volume was also impacted by lower contract manufacturing volume as well as negative impacts of timing of customer inventory levels.
  COGS per hectoliter increased 9.7% in constant currency primarily driven by volume deleverage, cycling prior year distribution gains, brewery start-up costs and inflation, partially offset by cost savings.
  MG&A expense decreased 7.7% in constant currency primarily driven by timing of brand investments and lower incentive compensation, partially offset by Truss joint venture start-up costs.
  Canada reported a pretax loss of $615.5 million, a decrease from the prior year, driven primarily by the $668.3 million goodwill impairment charge recognized in the third quarter of 2019 as well as gross profit impacts of volume declines, higher COGS per hectoliter, partially offset by lower MG&A expenses.
  Canada underlying EBITDA decreased 12.3% in constant currency, primarily due to the same factors as U.S. GAAP results with the exception of the goodwill impairment charge.

Europe Business

  Revenue: Net sales decreased 3.4% driven by unfavorable foreign currency, and increased 1.7% in constant currency driven by net sales per hectoliter (brand volume basis) growth of 2.9% in constant currency as a result of positive pricing and mix, partially offset by a slight decline in brand volumes.
  Volume: Europe brand volume decreased 0.7% and financial volume decreased 0.3% due to soft industry demand.
  COGS per hectoliter increased 3.5% in constant currency, primarily due to inflation.
  MG&A expense decreased 1.7% in constant currency, primarily driven by lower incentive compensation, offsetting higher marketing investments focused on our national champion brands and premiumization initiatives.
  Europe pretax income decreased 19.3% from the prior year, driven by current year special charges of $13.7 million, primarily related to the write down of intangible assets following the termination of distribution, brewing and joint venture agreements with a partner in one of our markets, as well as unfavorable foreign currency movements, increased brand investments, soft industry demand and inflation, partially offset by positive net pricing and mix and lower incentive compensation.
  Europe underlying EBITDA increased 0.6% in constant currency driven by positive pricing and mix as well as lower incentive compensation, partially offset by increased brand investment, commodity inflation and lower brand volume due to soft demand.

International Business

  Revenue: Net sales decreased 15.7%, and 15.5% in constant currency, driven by an 8.6% decline in brand volume and a 7.6% decline in net sales per hectoliter (brand volume basis) in constant currency, due to geographic mix, partially offset by positive net pricing.
  Volume: International brand volume decreased driven by India supply chain and demand constraints, economic decline in Paraguay and Puerto Rico along with timing of STWs.
  COGS per hectoliter increased 6.1% in constant currency, driven by geographic mix and inflation.
  MG&A expense decreased 29.5% in constant currency, driven by lower marketing spend and lower incentive compensation.
  International reported a pretax loss of $7.7 million, compared to a loss of $1.0 million in the prior year, driven by higher special charges due to impairments of our India business, partially offset by lower MG&A expense.
  International underlying EBITDA of $7.7 million increased 190% in constant currency driven by lower MG&A expenses, partially offset by lower volume.

Corporate

  Corporate reported a pretax loss of $111.2 million in the third quarter compared to a loss of $136.6 million in the prior year, primarily due to lower unrealized mark-to-market losses, lower incentive compensation and lower net interest expense.
  Corporate underlying EBITDA improved by $9.1 million, driven primarily by lower incentive compensation.
Worldwide Brand and Financial Volume(1)
(In millions of hectoliters) (Unaudited)	Three Months Ended
	September 30, 2019	September 30, 2018	Change
Financial Volume(1)	25.044	26.513	(5.5)%
Contract brewing, wholesaler and non-beer volume	(1.986)	(2.222)	(10.6)%
Royalty volume	1.169	1.171	(0.2)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.441	(0.178)	N/M
Total Worldwide Brand Volume(1)	24.668	25.284	(2.4)%

N/M = Not meaningful (1) See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.
Other Results
Effective Income Tax Rates

	Three Months Ended
	September 30, 2019	September 30, 2018
U.S. GAAP effective tax rate	(29)%	16%
Underlying effective tax rate	24%	16%

  Our effective tax rate was negative 29% in the third quarter of 2019 and was primarily driven by the $668.3 million impairment charge to nondeductible goodwill of our Canada reporting unit, as well as other discrete tax items recognized during the third quarter of 2019.
  Our third quarter underlying effective tax rate increased to 24% from 16% a year ago primarily due to net discrete tax expenses recognized in the third quarter of 2019 versus net discrete tax benefits recognized in the third quarter of 2018.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the third quarter of 2019, MCBC recognized a net special charge of $703.3 million, primarily driven by goodwill impairment charges to our Canada and India reporting units, as well as an intangible asset impairment charge within our India business. Additionally, we recorded special charges related to the write down of intangible assets following the termination of distribution, brewing and joint venture agreements with a partner in one of our markets in Europe.
  Additionally during the third quarter of 2019, we recorded other non-core net costs of $34.1 million primarily driven by unrealized mark-to-market losses on commodity hedges and our HEXO warrants, as well as the impact of integration-related expenses.

2019 and 2020 Outlook

We currently expect the following for full year 2019:

  Underlying free cash flow: $1.4 billion, plus or minus 10%.
  Capital spending: approximately $700 million, plus or minus 10%.
  Cost savings: approximately $700 million for the 2017 to 2019 program.
  Consolidated underlying COGS per hectoliter: mid-single digit increase on a constant currency basis.
  Underlying corporate MG&A expense: approximately $180 million, plus or minus 10%.
  Underlying depreciation and amortization: approximately $850 million, versus $827 million in 2018, primarily due to planned information systems implementations in the U.S.
  Consolidated net interest expense: approximately $275 million, plus or minus 5%.
  Underlying effective tax rate in the range of 18% to 22% for 2019, which remains subject to additional definitive guidance from the U.S. government regarding the implementation of the 2017 tax reform legislation. Our preliminary expectation for our long-term effective tax rate (after 2019) is in the range of 20% to 24%.
  Deleverage & Dividend: We remain committed to maintaining our investment grade debt rating and we intend to continue to deleverage further in 2019 in accordance with our plans. Our most recent quarterly dividend, declared at $0.57 and paid on September 13, 2019, brought our dividend in-line with our ongoing target of 20% to 25% of prior fiscal year underlying EBITDA.

We currently expect the following for full year 2020, which we consider a transition year:

  Net Sales Revenue: flat to low-single digit decrease on a constant currency basis.
  Underlying EBITDA: mid-single digit decrease from the trailing twelve months ended September, 30, 2019 underlying EBITDA of $2,289 million on a constant currency basis.
  Underlying free cash flow: $1.1 billion, plus or minus 10%.
  Cost savings: increased from $450 million to $600 million for the 2020 to 2022 program.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2019, compared to the third quarter ended September 30, 2018. Some numbers may not sum due to rounding.

2019 Third Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2019 third quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 11, 2020. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means focusing on sustainability and accountability from the start. Molson Coors is committed to leaving a positive imprint on our consumers, employees, communities and the environment as reflected in Our Beer Print and our 2025 sustainability targets. It has been listed on the Dow Jones Sustainability North America Index for the past nine years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2019 and 2020 Outlook," expectations regarding future dividends, timing and amounts of debt and leverage levels and cash flow expectations, as well as the estimated range of restructuring charges and timing of cash charges. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; our ability to achieve expected tax benefits, accretion and cost savings relating to our acquisition of MillerCoors; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Worldwide Brand and Financial Volumes

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS" and "underlying COGS per hectoliter" (underlying COGS divided by reported financial volume), "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow, underlying COGS per hectoliter and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income, non-GAAP underlying EBITDA and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the tables above.

Reconciliations to Nearest U.S. GAAP Measures
Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2019	September 30, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$(402.8)	$338.3	N/M
Add: Net income (loss) attributable to noncontrolling interests	3.5	7.3	(52.1)%
U.S. GAAP: Net income (loss)	(399.3)	345.6	N/M
Add: Interest expense (income), net	65.6	67.4	(2.7)%
Add: Income tax expense (benefit)	90.7	64.5	40.6%
Add: Depreciation and amortization	211.7	214.6	(1.4)%
Adjustments included in underlying income(1)	737.4	71.9	N/M
Adjustments to arrive at underlying EBITDA(2)	(3.5)	(7.3)	(52.1)%
Non-GAAP: Underlying EBITDA	$702.6	$756.7	(7.1)%

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2019	September 30, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$78.0	$1,040.5	(92.5)%
Add: Net income (loss) attributable to noncontrolling interests	2.0	18.4	(89.1)%
U.S. GAAP: Net income (loss)	80.0	1,058.9	(92.4)%
Add: Interest expense (income), net	204.5	227.3	(10.0)%
Add: Income tax expense (benefit)	193.3	231.6	(16.5)%
Add: Depreciation and amortization	641.4	644.2	(0.4)%
Adjustments included in underlying income(1)	701.8	(172.8)	N/M
Adjustments to arrive at underlying EBITDA(2)	(20.1)	(23.2)	(13.4)%
Non-GAAP: Underlying EBITDA	$1,800.9	$1,966.0	(8.4)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Nine Months Ended
		September 30, 2019	September 30, 2018
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,288.2	$1,791.4
Less:	Additions to properties(1)	(457.3)	(491.0)
Add/Less:	Cash impact of special items(2)	29.0	(319.4)
Add:	Non-core costs related to acquisition of businesses(3)	24.9	44.4
Non-GAAP:	Underlying Free Cash Flow	$884.8	$1,025.4

(1)	Included in net cash used in investing activities.
(2)

Included in net cash provided by (used in) operating activities. For the nine months ended September 30, 2019, primarily reflects costs paid for restructuring activities and for the nine months ended September 30, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment.

(3)	Included in net cash provided by (used in) operating activities and reflects integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters	25.044	26.513	70.956	75.071
Sales	$3,498.0	$3,625.1	$9,918.1	$10,313.6
Excise taxes	(656.4)	(690.9)	(1,824.9)	(1,962.7)
Net sales	2,841.6	2,934.2	8,093.2	8,350.9
Cost of goods sold	(1,685.4)	(1,714.0)	(4,858.2)	(4,988.8)
Gross profit	1,156.2	1,220.2	3,235.0	3,362.1
Marketing, general and administrative expenses	(690.2)	(713.9)	(2,115.1)	(2,139.7)
Special items, net	(703.3)	(36.6)	(666.4)	267.7
Operating income (loss)	(237.3)	469.7	453.5	1,490.1
Interest income (expense), net	(65.6)	(67.4)	(204.5)	(227.3)
Other pension and postretirement benefits (costs), net	8.0	7.6	25.0	27.5
Other income (expense), net	(13.7)	0.2	(0.7)	0.2
Income (loss) before income taxes	(308.6)	410.1	273.3	1,290.5
Income tax benefit (expense)	(90.7)	(64.5)	(193.3)	(231.6)
Net income (loss)	(399.3)	345.6	80.0	1,058.9
Net (income) loss attributable to noncontrolling interests	(3.5)	(7.3)	(2.0)	(18.4)
Net income (loss) attributable to MCBC	$(402.8)	$338.3	$78.0	$1,040.5

Basic net income (loss) attributable to MCBC per share:	$(1.86)	$1.57	$0.36	$4.82
Diluted net income (loss) attributable to MCBC per share:	$(1.86)	$1.56	$0.36	$4.80

Weighted average shares - basic	216.6	216.0	216.6	215.9
Weighted average shares - diluted	216.6	216.6	216.9	216.6

Dividends per share	$0.57	$0.41	$1.39	$1.23

Molson Coors Brewing Company and Subsidiaries
U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters(1)	15.976	17.206	47.216	50.262
Sales(1)	$2,140.6	$2,199.8	$6,284.6	$6,416.1
Excise taxes	(250.1)	(264.0)	(723.2)	(760.0)
Net sales(1)	1,890.5	1,935.8	5,561.4	5,656.1
Cost of goods sold(1)	(1,106.9)	(1,118.7)	(3,275.9)	(3,298.5)
Gross profit	783.6	817.1	2,285.5	2,357.6
Marketing, general and administrative expenses	(434.1)	(420.4)	(1,264.4)	(1,248.6)
Special items, net(2)	(3.7)	(29.7)	(6.8)	(34.5)
Operating income	345.8	367.0	1,014.3	1,074.5
Interest income (expense), net	2.6	7.6	4.6	8.0
Other income (expense), net	(0.1)	(0.4)	(0.2)	(1.1)
Income (loss) before income taxes	$348.3	$374.2	$1,018.7	$1,081.4
Add/(less):
Special items, net(2)	3.7	29.7	6.8	34.5
Integration related costs(3)	—	0.6	—	2.6
Non-GAAP: Underlying pretax income (loss)	$352.0	$404.5	$1,025.5	$1,118.5
Add: Interest expense (income), net	(2.6)	(7.6)	(4.6)	(8.0)
Add: Depreciation and amortization	131.7	130.6	392.1	385.0
Adjustments to arrive at underlying EBITDA(4)	—	(1.4)	(0.8)	(4.2)
Non-GAAP: Underlying EBITDA	$481.1	$526.1	$1,412.2	$1,491.3

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of our Form 10-Q for the three and nine months ended September 30, 2019 (the "Form 10-Q") for detailed discussion of special items. Special items for the nine months ended September 30, 2019, includes accelerated depreciation in excess of normal depreciation of $0.8 million. Special items for the three and nine months ended September 30, 2018, includes accelerated depreciation in excess of normal depreciation of $1.4 million and $4.2 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(3)

For the three and nine months ended September 30, 2018, $0.5 million and $2.5 million, respectively, of integration costs were incurred in cost of goods sold, and $0.1 million of integration costs in each period were incurred in marketing, general & administrative expenses.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries
Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters(1)	2.202	2.405	6.169	6.585
Sales(1)	$486.4	$519.4	$1,317.2	$1,418.9
Excise taxes	(120.1)	(130.5)	(316.9)	(348.8)
Net sales(1)	366.3	388.9	1,000.3	1,070.1
Cost of goods sold(1)	(217.6)	(218.8)	(630.1)	(641.9)
Gross profit	148.7	170.1	370.2	428.2
Marketing, general and administrative expenses	(79.8)	(87.2)	(255.8)	(262.5)
Special items, net(2)	(672.3)	(5.9)	(626.4)	(17.2)
Operating income (loss)	(603.4)	77.0	(512.0)	148.5
Other income (expense), net	(12.1)	0.5	(1.3)	(0.6)
Income (loss) before income taxes	$(615.5)	$77.5	$(513.3)	$147.9
Add/(less):
Special items, net(2)	672.3	5.9	626.4	17.2
Integration related costs(3)	0.2	0.1	1.9	0.4
Other non-core items(4)	11.4	—	2.0	—
Non-GAAP: Underlying pretax income (loss)	$68.4	$83.5	$117.0	$165.5
Add: Depreciation and amortization	32.0	35.0	103.1	106.0
Adjustments to arrive at underlying EBITDA(5)	(3.5)	(5.9)	(18.9)	(18.0)
Non-GAAP: Underlying EBITDA	$96.9	$112.6	$201.2	$253.5

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2019, includes a goodwill impairment charge of $668.3 million. Special items for the three and nine months ended September 30, 2019, and September 30, 2018, also includes accelerated depreciation in excess of normal depreciation of $3.5 million and $18.9 million, respectively, and $5.9 million and $18.0 million, respectively, related to the closure of the Vancouver brewery and planned closure of the Montreal brewery. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(3)

For the three and nine months ended September 30, 2019, integration related charges of $0.1 million and $1.8 million were incurred in cost of goods sold, and $0.1 million of integration costs in each period were incurred in marketing, general & administrative expenses. For the three and nine months ended September 30, 2018, integration related charges of $0.1 million and $0.4 million, respectively, were incurred in cost of goods sold.

(4)

For the three and nine months ended September 30, 2019, losses of $11.4 million and $3.5 million, respectively, were recorded in other income (expense), net related to the unrealized mark-to-market changes of the HEXO warrants. Separately, for the nine months ended September 30, 2019, a gain of $1.5 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries
Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters(1)(2)	6.873	6.891	17.618	18.211
Sales(2)	$831.9	$860.6	$2,210.7	$2,353.0
Excise taxes	(273.9)	(282.7)	(751.3)	(814.7)
Net sales(2)	558.0	577.9	1,459.4	1,538.3
Cost of goods sold	(339.7)	(346.9)	(925.0)	(968.2)
Gross profit	218.3	231.0	534.4	570.1
Marketing, general and administrative expenses	(124.4)	(133.3)	(403.6)	(407.4)
Special items, net(3)	(13.7)	(0.6)	(18.6)	(5.4)
Operating income (loss)	80.2	97.1	112.2	157.3
Interest income (expense), net	(1.5)	(1.5)	(4.3)	(3.6)
Other income (expense), net	(1.2)	0.4	(2.1)	(0.8)
Income (loss) before income taxes	$77.5	$96.0	$105.8	$152.9
Add/(less):
Special items, net(3)	13.7	0.6	18.6	5.4
Integration related costs(4)	—	0.2	—	0.5
Non-GAAP: Underlying pretax income (loss)	$91.2	$96.8	$124.4	$158.8
Add: Interest expense (income), net	1.5	1.5	4.3	3.6
Add: Depreciation and amortization	44.1	45.8	135.3	143.0
Adjustments to arrive at underlying EBITDA(5)	—	—	(0.4)	(1.0)
Non-GAAP: Underlying EBITDA	$136.8	$144.1	$263.6	$304.4

(1)

Excludes royalty volume of 0.492 million hectoliters and 1.265 million hectoliters for the three and nine months ended September 30, 2019, respectively, and excludes royalty volume of 0.522 million hectoliters and 1.318 million hectoliters for the three and nine months ended September 30, 2018, respectively.

(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.
(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2019, includes charges resulting from the deconsolidation of the Grolsch joint venture, which were comprised primarily of impairment losses of the associated definite-lived intangible assets. Special items for the nine months ended September 30, 2019, and September 30, 2018, includes accelerated depreciation in excess of normal depreciation of $0.4 million and $1.0 million, respectively, related to the closure of our Burton South brewery in the U.K., which closed in the first quarter of 2018. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)	For the three and nine months ended September 30, 2018, $0.2 million and $0.5 million, respectively, of integration related costs were incurred in cost of goods sold.
(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries
International Results of Operations

(In millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters(1)	0.443	0.577	1.368	1.734
Sales	$68.8	$80.7	$196.8	$231.6
Excise taxes	(12.3)	(13.7)	(33.5)	(39.2)
Net sales	56.5	67.0	163.3	192.4
Cost of goods sold(2)	(34.3)	(42.0)	(102.3)	(123.9)
Gross profit	22.2	25.0	61.0	68.5
Marketing, general and administrative expenses	(17.1)	(24.1)	(52.9)	(59.8)
Special items, net(3)	(12.3)	(0.4)	(13.1)	(3.2)
Operating income (loss)	(7.2)	0.5	(5.0)	5.5
Other income (expense), net	(0.5)	(1.5)	(0.5)	(1.5)
Income (loss) before income taxes	$(7.7)	$(1.0)	$(5.5)	$4.0
Add/(less):
Special items, net(3)	12.3	0.4	13.1	3.2
Integration related costs(4)	0.2	1.1	0.4	1.9
Non-GAAP: Underlying pretax income (loss)	$4.8	$0.5	$8.0	$9.1
Add: Depreciation and amortization	2.9	2.4	8.2	7.4
Non-GAAP: Underlying EBITDA	$7.7	$2.9	$16.2	$16.5

(1)

Excludes royalty volume of 0.677 million hectoliters and 1.681 million hectoliters for the three and nine months ended September 30, 2019, respectively, and excludes royalty volume of 0.649 million hectoliters and 1.626 million hectoliters for the three and nine months ended September 30, 2018, respectively.

(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.
(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2019, includes a loss of $12.2 million due to goodwill and definite-lived intangible asset impairment charges related to our India business.

(4)

For both the three and nine months ended September 30, 2018, $0.5 million of integration costs were incurred in cost of goods sold. For the three and nine months ended September 30, 2019, $0.2 million and $0.4 million, respectively, and for the three and nine months ended September 30, 2018, $0.6 million and $1.4 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries
Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Financial volume in hectoliters	—	—	—	—
Sales	$0.1	$0.2	$0.6	$0.7
Excise taxes	—	—	—	—
Net sales	0.1	0.2	0.6	0.7
Cost of goods sold	(16.7)	(23.2)	(16.7)	(63.0)
Gross profit	(16.6)	(23.0)	(16.1)	(62.3)
Marketing, general and administrative expenses	(34.8)	(48.9)	(138.4)	(161.4)
Special items, net(1)	(1.3)	—	(1.5)	328.0
Operating income (loss)	(52.7)	(71.9)	(156.0)	104.3
Interest expense, net	(66.7)	(73.5)	(204.8)	(231.7)
Other pension and postretirement benefits (costs), net	8.0	7.6	25.0	27.5
Other income (expense), net	0.2	1.2	3.4	4.2
Income (loss) before income taxes	$(111.2)	$(136.6)	$(332.4)	$(95.7)
Add/(less):
Special items, net(1)	1.3	—	1.5	(328.0)
Integration related costs(2)	7.4	8.1	19.1	24.6
Unrealized mark-to-market (gains) and losses(3)	14.9	23.2	12.0	62.8
Non-core other pension and postretirement benefits (costs), net(4)	—	2.0	—	2.1
Non-GAAP: Underlying pretax income (loss)	$(87.6)	$(103.3)	$(299.8)	$(334.2)
Add: Interest expense (income), net	66.7	73.5	204.8	231.7
Add: Depreciation and amortization	1.0	0.8	2.7	2.8
Non-GAAP: Underlying EBITDA	$(19.9)	$(29.0)	$(92.3)	$(99.7)

(1)	See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items.
(2)

In connection with the acquisition, for the three and nine months ended September 30, 2019, we have recorded $7.4 million and $19.1 million, respectively, and for the three and nine months ended September 30, 2018, we have recorded $8.1 million and $24.6 million, respectively, of integration costs within marketing, general & administrative expenses.

(3)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(4)	For the three and nine months ended September 30, 2018, we recognized special termination benefit charges related to the restructuring program in the U.S. segment.

Balance Sheet
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$410.2	$1,057.9
Accounts receivable, net	821.5	744.4
Other receivables, net	129.1	126.6
Inventories, net	642.8	591.8
Other current assets, net	283.3	245.6
Total current assets	2,286.9	2,766.3
Properties, net	4,432.0	4,608.3
Goodwill	7,549.2	8,260.8
Other intangibles, net	13,587.2	13,776.4
Other assets	896.3	698.0
Total assets	$28,751.6	$30,109.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,694.8	$2,706.4
Current portion of long-term debt and short-term borrowings	1,193.8	1,594.5
Total current liabilities	3,888.6	4,300.9
Long-term debt	8,058.5	8,893.8
Pension and postretirement benefits	715.7	726.6
Deferred tax liabilities	2,214.1	2,128.9
Other liabilities	468.2	323.8
Total liabilities	15,345.1	16,374.0
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.7 shares and 205.4 shares, respectively)	2.1	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.8 shares, respectively)	102.5	103.2
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.8	557.6
Paid-in capital	6,772.9	6,773.1
Retained earnings	7,576.8	7,692.9
Accumulated other comprehensive income (loss)	(1,378.3)	(1,150.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,162.4	13,507.4
Noncontrolling interests	244.1	228.4
Total equity	13,406.5	13,735.8
Total liabilities and equity	$28,751.6	$30,109.8

Cash Flow Statement
Condensed Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$80.0	$1,058.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	641.4	644.2
Amortization of debt issuance costs and discounts	11.2	10.0
Share-based compensation	7.5	33.8
(Gain) loss on sale or impairment of properties and other assets, net	630.6	0.2
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	16.2	61.2
Income tax (benefit) expense	193.3	231.6
Income tax (paid) received	(50.3)	11.2
Interest expense, excluding interest amortization	207.0	231.8
Interest paid	(249.5)	(273.1)
Change in current assets and liabilities and other	(199.2)	(218.4)
Net cash provided by (used in) operating activities	1,288.2	1,791.4
Cash flows from investing activities:
Additions to properties	(457.3)	(491.0)
Proceeds from sales of properties and other assets	101.0	7.5
Other	37.3	(50.0)
Net cash provided by (used in) investing activities	(319.0)	(533.5)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	1.5	6.7
Dividends paid	(300.9)	(265.6)
Payments on debt and borrowings	(1,575.9)	(310.2)
Net proceeds from (payments on) revolving credit facilities and commercial paper	262.9	(374.8)
Change in overdraft balances and other	(1.2)	20.5
Net cash provided by (used in) financing activities	(1,613.6)	(923.4)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(644.4)	334.5
Effect of foreign exchange rate changes on cash and cash equivalents	(3.3)	(3.0)
Balance at beginning of year	1,057.9	418.6
Balance at end of period	$410.2	$750.1

Reconciliations to Nearest U.S. GAAP Measures by Line Item
Third Quarter 2019	Three Months Ended September 30, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,685.4)	$(690.2)	$(237.3)	$(13.7)	$(402.8)	$(1.86)
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	4.4	—	4.4	0.02
Impairments or asset abandonment charges	—	—	685.9	—	685.9	3.16
Termination fees and other (gains) losses	—	—	13.0	—	13.0	0.06
Non-Core items
Integration related costs	0.1	7.7	7.8	—	7.8	0.04
Unrealized mark-to-market (gains) losses	14.9	—	14.9	—	14.9	0.07
Other non-core items	—	—	—	11.4	11.4	0.05
Tax effects on special and non-GAAP items	—	—	—	—	(13.4)	(0.06)
Underlying (Non-GAAP)	$(1,670.4)	$(682.5)	$488.7	$(2.3)	$321.2	$1.48

YTD Third Quarter 2019	Nine Months Ended September 30, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(4,858.2)	$(2,115.1)	$453.5	$(0.7)	$78.0	$0.36
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	10.7	—	10.7	0.05
Impairments or asset abandonment charges	—	—	703.4	—	703.4	3.24
Termination fees and other (gains) losses	—	—	(47.7)	—	(47.7)	(0.22)
Non-Core items
Integration related costs	1.8	19.6	21.4	—	21.4	0.10
Unrealized mark-to-market (gains) losses	12.0	—	12.0	—	12.0	0.06
Other non-core items	—	—	—	2.0	2.0	0.01
Tax effects on special and non-GAAP items	—	—	—	—	(16.3)	(0.08)
Underlying (Non-GAAP)	$(4,844.4)	$(2,095.5)	$1,153.3	$1.3	$763.5	$3.52

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